UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021 (December 15, 2021)

TERAWULF INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41163	85-1909475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Federal Street

Easton, Maryland 21601

(Address of principal executive offices, including zip code)

(410)770-9500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	WULF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2021, Lake Mariner Data LLC (“Lake Mariner”), a Delaware limited liability company and a wholly-owned, indirect subsidiary of TeraWulf Inc., a Delaware corporation (“TeraWulf”), executed the non-fixed price sales and purchase agreement (the “Bitmain December 2021 Equipment Supply Agreement”) with Bitmain Technologies Limited (“Bitmain”) to purchase 15,000 S19 XP pro miners with a hash rate of approximately 140 Th/s and power consumption of approximately 3,010 W/unit, with 2,500 units to be delivered on a monthly basis from July 2022 through December 2022. The estimated aggregate purchase price of the miners under the Bitmain December 2021 Equipment Supply Agreement is approximately $169.1 million. The actual purchase price of the miners will be determined one (1) month prior to the respective batch of the miners is shipped and with reference to the market circumstances, provided that the actual purchase price of the miners will not be higher than the estimated purchase price. Upon receipt of notification of the actual purchase price provided by Bitmain, Lake Mariner is entitled to (i) continue the order of the respective batch of the miners with the original hash rate and pay the remaining amount at the actual purchase price, (ii) request Bitmain to increase the hash rate by an amount that would equate to the dollar difference by which the estimated purchase price exceeds the actual purchase price (if any) or (iii) partially or wholly cancel the respective batch of the miners; provided, however, that, prior to Bitmain’s notification of the actual price, Lake Mariner is required to make timely payments based on the estimated purchase price as specified in the Bitmain December 2021 Equipment Supply Agreement. The purchase price for the miners will be paid as follows: (x) at least 35% within two (2) days after signing the Bitmain December 2021 Equipment Supply Agreement; (y) at least 35% six (6) months prior to the shipment of the miners; and (z) the remaining 30% one (1) month prior to the shipment of the miners. If Bitmain fails to deliver the miners after thirty (30) days after the respective deadline, Lake Mariner will be entitled to cancel the order of such batch of the miners and request Bitmain to refund the purchase price of such undelivered batch of the miners together with interest of 0.0333% per day for the period beginning from the date immediately after which payment for such batch of the miners was made to the date immediately prior to Lake Mariner’s request for refund. If Lake Mariner does not cancel the order and requests Bitmain to deliver such batch of the miners, Bitmain is required to compensate Lake Mariner a daily amount equal to 0.0333% of the price for such undelivered batch of the miners to be paid in the form of delivery of more rated hash rate. Bitmain has the right to discontinue the sale of the miners and to make changes to the miners at any time, without prior approval from or notice to Lake Mariner.

The description of the Bitmain December 2021 Equipment Supply Agreement is qualified in its entirety by reference to the full text of the Bitmain December 2021 Equipment Supply Agreement, a copy of which will be filed with the next periodic report of TeraWulf.

Item 8.01 Other Events.

On December 21, 2021, TeraWulf issued a press release announcing the execution of the Bitmain December 2021 Equipment Supply Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, TeraWulf and Bitmain are exploring additional collaboration opportunities, including a hosting arrangement for Bitmain's miners at TeraWulf's Lake Mariner facility with an option for TeraWulf to purchase additional miners at the end of its term.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated December 21, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2021

TERAWULF INC.

By:	/s/ Kenneth J. Deane
	Name:	Kenneth J. Deane
	Title:	Chief Financial Officer and Treasurer